CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 10.2
AMENDED AND RESTATED LICENSE AGREEMENT
This Amended and Restated License Agreement (the “Agreement”) is made and entered as of August 30, 2025 (the “Amended and Restated Agreement Effective Date”), by and between XWPharma Ltd, a Cayman Islands corporation with an operating address at 303 Twin Dolphin Dr., Suite 600, Redwood City, CA 94065 USA, (“Licensor”), and Flamel Ireland Ltd (dba “Avadel Ireland”), a company organized under the laws of Ireland (“Licensee”). Licensor and Licensee are each sometimes referred to herein as a “Party” or collectively as the “Parties.”
RECITALS
WHEREAS, Licensor Controls Licensed IP related to Licensed Compounds and has the exclusive right to grant an exclusive license under said Licensed IP; and
WHEREAS, Licensee desires to obtain, and Licensor desires to grant, an exclusive license under the Licensed IP to research, Develop and Exploit Licensed Compounds and Licensed Products on the terms and conditions set forth herein;
WHEREAS, Licensee and Licensor entered into that certain License Agreement dated [***] (the “Effective Date”), as amended by [***] (as amended, the “Original Agreement”); and
WHEREAS, Licensee and Licensor desire to amend and restate the Original Agreement in its entirety with this Agreement as of the Amended and Restated Agreement Effective Date.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the amount and sufficiency of which are hereby acknowledged, Licensor and Licensee hereby agree as follows:
Article 1
DEFINITIONS
1.1“Affiliate” means, with respect to a Person, any other Person that directly or indirectly controls, or is controlled by, or is under common control with such Person. The term “control” as used herein means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors; or (b) in the case of an entity that is not a corporate entity, the possession, directly or indirectly, of the power to direct the management and policies of such entity.
1.2“Agreement” has the meaning set forth in the preamble.
1.3“Amended and Restated Agreement Effective Date” has the meaning set forth in the preamble.
1.4“Amendments” has the meaning set forth in the recitals.
1.5“[***]” has the meaning set forth in Section 2.5.
1.6“Breaching Party” has the meaning set forth in Section 10.3.
1.7“[***]” means [***].

1.8“Combination Product” has the meaning set forth in Section 1.39.
1.9“Commercially Reasonable Efforts” means those efforts that would normally be undertaken, when using prudent scientific and business judgment, by a similarly situated company in the same industry to achieve an objective, including, for a product candidate, or a product (as applicable), in each case, of similar commercial potential at a similar stage in its development or product life cycle to those of a Licensed Product, taking into account all scientific, safety and other factors, that such company would normally take into account, including the present and future market potential and competitive market position of the Licensed Product as compared to other products in such company’s product portfolio, issues of safety and efficacy, expected and actual cost and time to Develop, expected and actual profitability (including royalties and other payments required hereunder), expected and actual competitiveness of alternative products (including generic or biosimilar products in the marketplace), the nature and extent of expected and actual market exclusivity, the expected likelihood and timing of Regulatory Approvals, the expected and actual pricing and reimbursement, and the expected and actual amounts of marketing and promotional expenditures required (as applicable).
1.10“Confidential Information” has the meaning set forth in Section 9.1.
1.11“Confidentiality Agreement” means that certain Confidential Disclosure Agreement between the Parties dated [***], which was extended by way of amendment on [***].
1.12[Reserved]
1.13[Reserved]
1.14“Control” or “Controlled” means, with respect to any Information, Patent Right or other intellectual property right, the possession (whether by ownership or, other than pursuant to this Agreement, license or sublicense or other grant of rights) by a Party or its Affiliate of the ability to use or practice such Information, Patent Right or other intellectual property right to grant to the other Party a license, sublicense or access as provided herein to such item as of the time such Party or its Affiliate would first be required hereunder to grant the other Party such access, license or sublicense, without violating the terms of any agreement or other arrangement with any Third Party or being obligated to pay any royalties or other consideration therefor. [***].
1.15“Develop” or “Development” means, with respect to a particular Licensed Product, the performance of all pre-clinical and clinical development (including toxicology, pharmacology, test method development and stability testing, process development, formulation development, quality control development, statistical analysis), clinical trials, manufacturing and regulatory activities that are required to obtain Regulatory Approval of such Licensed Product in the Territory.
1.16“Disclosing Party” has the meaning set forth in Section 9.1.
1.17“Distributor” means a Third Party to whom Licensee or its Affiliates or Sublicensees grant a right to sell or distribute a Licensed Product, that purchases its requirements for such Licensed Product from Licensee or its Affiliates or Sublicensees and does not otherwise make any royalty or other payments to Licensee or its Affiliates or Sublicensees with respect to Licensee’s, its Affiliates’ or its Sublicensees’ intellectual property rights or Licensed Products, including any payments that are calculated on the basis of a percentage of, or profit share on, such Third Party’s sale of Licensed Products.
1.18“Effective Date” has the meaning set forth in the recitals.
1.19“Exploit” or “Exploitation” means, with respect to a particular Licensed Product, to use, have used, manufacture, have manufactured, sell, have sold, offer for sale, have offered for sale, import,

have imported, export and have exported, including to research, develop, commercialize or otherwise exploit such Licensed Product.
1.20“Field” means all prophylactic, palliative, therapeutic and diagnostic uses in humans for the diagnosis and/or treatment of any and all disorders/indications.
1.21“First Commercial Sale” means, with respect to Licensed Product, the date of the first sale by Licensee or any of Licensee’s sublicensees of any Licensed Product to a Third Party after the grant of Regulatory Approval in the United States.
1.22“GAAP” means generally accepted accounting principles in the United States in effect from time to time.
1.23“Information” means any data, results, and information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, discoveries and claims, including synthesis, preparation, recovery and purification processes and techniques, control methods and assays, inventions, developments, specifications, formulations, formulae, materials (including biological or chemical) or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, clinical and non-clinical study reports, regulatory submission documents and summaries, expertise, stability, technology, test data including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures.
1.24“Licensed Compound” means [***].
1.25“Licensed Know-How” means all Information Controlled as of the Effective Date or thereafter during the Term by Licensor or any of its Affiliates that is necessary or useful for the research, Development or Exploitation of any Licensed Compounds or Licensed Products in the Field in the Territory.
1.26“Licensed IP” means all Licensed Know-How and Licensed Patent Rights.
1.27“Licensed Patent Rights” means all Patent Rights Controlled as of the Effective Date or thereafter during the Term by Licensor or any of its Affiliates that is necessary or useful for the research, Development or Exploitation of any Licensed Compounds or Licensed Products in the Field in the Territory. Licensed Patent Rights existing as of the Effective Date include those set forth in Exhibit B, which Exhibit shall be updated by Licensor at the request of Licensee from time to time during the Term, and for clarity, Patent Rights shall include all Patent Rights that claim direct or indirect priority (in whole or in part) to any of the Patent Rights on such Exhibit. Licensed Patent Rights shall exclude [***].
1.28“Licensed Product” means any current and future pharmaceutical product containing a Licensed Compound, including [***].
1.29“Licensee” has the meaning set forth in the preamble.
1.30“Licensee Indemnitees” has the meaning set forth in Section 7.2.
1.31“Licensor” has the meaning set forth in the preamble.
1.32“Licensor Indemnitees” has the meaning set forth in Section 7.1.
1.33“Losses” has the meaning set forth in Section 7.1.

1.34“Manufacturing Technology Transfer” has the meaning set forth in Section 2.3(c).
1.35“Manufacturing Technology Transfer Plan” has the meaning set forth in Section 2.3(c).
1.36“Material Breach” has the meaning set forth in Section 10.3.
1.37“[***]” means [***].
1.38“Mono Product” has the meaning set forth in Section 1.39.
1.39“Net Sales” means the gross invoiced price for Licensed Products sold by Licensee or its Affiliates (the “Selling Party”) (including sales generated from named patient programs and excluding sales deferred for GAAP accounting purposes until such sales are recognized) in the Field to Third Parties (including Distributors), excluding all Sublicense Net Revenue, less the following deductions from such gross amounts:
(i)[***];
(ii)[***];
(iii)[***];
(iv)[***];
(v)[***];
(vi)[***]
(vii)[***].
1.40[***]
1.41“Non-Breaching Party” has the meaning set forth in Section 10.3.
1.42“Original Agreement” has the meaning set forth in the recitals.
1.43“Other Product” has the meaning set forth in Section 1.39.
1.44“Party” or “Parties” has the meaning set forth in the preamble.
1.45“Patent Rights” means any and all patents and patent application anywhere in the world (which for purposes of this Agreement shall include certificates of invention and applications for such certificates), including any provisionals, nonprovisionals, divisionals, continuations, continuations-in-part, substitutions, reissues, re-examinations, revalidations, extensions (including pediatric exclusivity patent extensions), registrations, supplementary protection certificates and renewals of any such patents or patent applications, and all inventions disclosed in each such patent or patent application, and all rights and priorities in any of the foregoing.
1.46“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.47“Pivotal Bioequivalence Study” means, [***].
1.48“Pilot Pharmacokinetics Study” means, [***].
1.49“Receiving Party” has the meaning set forth in Section 9.1.
1.50“Regulatory Approval” means any approval, clearance, authorization, registration, certification, license, or permit granted by any Regulatory Authority and necessary to commercially manufacture, import, export, market, and sell a Licensed Product in the applicable jurisdiction in accordance with applicable laws.

1.51“Regulatory Authority” means, with respect to a country in the Territory, any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union, or the EMA), regional, state or local regulatory agency, department, bureau, commission, council or other governmental authority involved in the granting of Regulatory Approvals for pharmaceutical products in such country or countries.

1.52“Reversion Date” has the meaning set forth in Section 10.5(a).
1.53“Reversion Notice” has the meaning set forth in Section 10.5(a).
1.54“Royalty Term” has the meaning set forth in Section 4.1(c)(ii).
1.55[Reserved]
1.56“Sublicense” means an agreement pursuant to which Licensee grants a sublicense to any of the Licensed IP.
1.57“Sublicense Net Revenue” means, with respect to any sales or other Exploitation of Licensed Products by a Sublicensee in the Field in the Territory outside of the United States, all income and amounts (cash and non-cash) received by Licensee or its Affiliates from a Sublicensee in consideration of the grant of a Sublicense. Sublicense Net Revenue specifically excludes [***].
1.58“Sublicensee” means any non-Affiliate sublicensee of the rights granted by Licensee pursuant to Section 2.1.
1.59“Technology Transfer” has the meaning set forth in Section 2.3.
1.60“Term” has the meaning set forth in Section 10.1.
1.61“Territory” means worldwide except mainland China, Hong Kong and Macao.
1.62“Third Party” means any Person other than a Party or their respective Affiliates.
1.63“Third Party Claims” has the meaning set forth in Section 7.1.
1.64“Third Party IP Claim” has the meaning set forth in Section 6.3.
1.65“Valid Claim” means (a) a claim of an issued and unexpired patent which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a claim of a pending patent application that was filed and has been prosecuted in good faith and has not been (i) cancelled, withdrawn, abandoned or finally disallowed without the possibility of appeal or refiling of such application, or (ii) pending for more than [***] years since such claim was first presented or is the result of amending another claim pending for more than [***] years (either in the same application or in another application in the same jurisdiction) so as to add or delete an obvious limitation, so as to make a trivial or nonsubstantive change, or so as to change a matter of form.
Article 2
GRANT OF RIGHTS; EXCLUSIVITY
2.1License Grant.
(a)Licensor hereby grants as of the Effective Date to Licensee and its Affiliates for the Term a royalty-bearing, exclusive (even as to Licensor and its Affiliates) license, with the right to sublicense through multiple tiers, under the Licensed IP, to research, Develop and Exploit the Licensed Compounds and Licensed Products in the Field in the Territory.
(b)Licensor acknowledges and agrees that, during the Term, it shall not, nor allow any Affiliate to, directly or indirectly, (i) grant any licenses or other rights inconsistent with this Section 2.1 or (ii) practice any of the Licensed IP to the extent licensed to Licensee hereunder.
2.2Sublicenses. Licensee shall have the right to grant sublicenses of the rights and licenses granted to Licensee hereunder through multiple tiers. Licensee shall incorporate terms and conditions into its sublicense agreements sufficient to enable Licensee to comply with this Agreement.
2.3Technology Transfer. In furtherance of the license to Licensed Know-How that is granted to Licensee pursuant Section 2.1, Licensor and Licensee shall cooperate to arrange for and complete an orderly transfer from Licensor to Licensee, or to make such other mutually acceptable arrangements as are reasonably necessary, to provide Licensee with access to the Licensed Know-How within [***] after the Amended and Restated Agreement Effective Date (the “Technology Transfer”). Without limiting the generality of the foregoing, the Parties have agreed to the following specific procedures to the Technology Transfer:
(a)Data Transfer. Within [***] after the Amended and Restated Agreement Effective Date, Licensor will promptly deliver or otherwise provide Licensee with copies of relevant documentation, data and information which constitutes Licensed Know-How (preferably in digital or other electronic format where possible, but which may also include hard-copy documentation), which are set forth in Exhibit C (attached hereto).
(b)Transfer of Licensed Compound. Within [***] after the Amended and Restated Agreement Effective Date, Licensor will deliver to Licensee the quantities of Licensed Compounds, which are set forth in Exhibit D (attached hereto). Licensee shall reimburse Licensor for any shipping costs incurred for the transfer of such materials to Licensee.
(c)Manufacturing Technology Transfer. The technology transfer described in this Section 2.3(c) shall be referred to as the “Manufacturing Technology Transfer” and shall be conducted in accordance with the manufacturing technology transfer plan attached hereto as Exhibit E (attached hereto) (the “Manufacturing Technology Transfer Plan”). The Manufacturing Technology Transfer Plan: (i) specifies goals and estimated timelines for the achievement of the Manufacturing Technology Transfer; (ii) identifies certain of the technology to be delivered; (iii) specifies the activities related to implementation of such technology in Licensee’s or its designee’s facilities; and (iv) sets forth those obligations assigned to each Party with respect to such technology transfer. Without limitation of the Manufacturing Technology Transfer Plan, as soon as reasonably practicable after the Amended and Restated Agreement Effective Date, but, except as set forth below, in no event later than [***] after the

Amended and Restated Agreement Effective Date, Licensor will deliver to Licensee a copy of all Licensed Know-How, including such Licensed Know-How as is specifically identified in the Manufacturing Technology Transfer Plan or that relates to the manufacture of the Licensed Compound and Licensed Product, related documentation and all such Licensed Know-How as is reasonably anticipated to become a part of the Chemistry, Manufacturing and Controls section of a regulatory submission document included in a New Drug Application, as set forth in 21 CFR § 314.50 or otherwise related to the formulation, manufacturing, packaging and control of the Licensed Compound and Licensed Product. Without limiting the generality of the foregoing, upon Licensee’s request, Licensor will (A) provide all cooperation, information and assistance as may be necessary to enable Licensee to purchase the Licensed Compound from Licensor’s current contract manufacturer(s) and (B) assign to Licensee, those agreements related to the manufacture, supply or distribution of supplies of the Licensed Compound and Licensed Product, if any, set forth on Exhibit E.
2.4[Reserved]
2.5[***].

Article 3
DEVELOPMENT, REGULATORY, AND COMMERCIALIZATION
3.1General. Licensee shall have the exclusive right, and sole responsibility and decision-making authority, to research, Develop and Exploit the Licensed Compounds and Licensed Products and to conduct (either itself or through its Affiliates, Sublicensees or other Third Parties selected by Licensee) all non-clinical studies and clinical trials that Licensee believes appropriate to obtain Regulatory Approval for Licensed Products in the Field and Territory. Licensee shall be solely responsible for developing, preparing any and all regulatory filings for, obtaining Regulatory Approval of, and commercializing Licensed Products in the Field and in the Territory, in its sole discretion.
3.2Responsibility for Costs. Following the Amended and Restated Agreement Effective Date and at all times during the Term Licensee shall bear all costs associated with the research, development and commercialization of the Licensed Products in the Territory, including regulatory, manufacturing, distribution, marketing and sales activities.
3.3Support in Development, Commercialization and Manufacturing. For a period of [***] following the Amended and Restated Agreement Effective Date, upon Licensee’s request, Licensor will, at its sole cost and expense, use commercially reasonable efforts to make representatives who are knowledgeable regarding the Licensed IP and Licensed Compounds, including the properties and functions thereof, and who are then currently employed or otherwise engaged by Licensor (or its Affiliates), available for up to a total of [***] to provide scientific and technical explanations and advice to the Licensee related to the development, commercialization and manufacturing of the Licensed Compounds and Licensed Products. Such access shall be at Licensee’s reasonable request and mutually convenient times, (but shall not limit Licensor’s ability to hire or terminate employees in its discretion) and may include (without limitation) teleconferences, electronic communications or face-to-face meetings. If during such [***] period Licensee requests additional assistance beyond such [***], Licensor shall provide such additional assistance and Licensee shall reimburse Licensor for such additional assistance at an hourly rate of $[***] per person. Notwithstanding the foregoing, any Licensee communications or requests under this Section 3.3 shall be directed to [***] of Licensor, who shall coordinate on behalf of any other officers, directors, employees, consultants, agents and other representatives, at the following address:
Email: [***]

Phone: [***]

3.4Regulatory Assistance. Licensor shall provide Licensee with reasonable assistance in connection with the regulatory activities for the Licensed Products in the Field in the Territory. Licensor shall assign to Licensee, and will provide full copies of, all regulatory materials and Regulatory Approvals that are Controlled by Licensor and its Affiliates that solely relate to Licensed Compounds, including any Investigational New Drug application or equivalent application filed with the applicable Regulatory Authority. With respect to any regulatory materials and Regulatory Approvals that are Controlled by Licensor and its Affiliates that are necessary or reasonably useful to Exploit the Licensed Compound but do not solely relate to a Licensed Compound, Licensor hereby grants to Licensee a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) (or any successor rule or analogous law recognized outside of the United States) to such regulatory materials and Regulatory Approvals to Exploit the Licensed Compound. Licensor shall provide Licensee access to all material preclinical and clinical data, results, communications and other information, Controlled by Licensor and its Affiliates and relating to or resulting from clinical trials or regulatory filings relating to the Licensed Compounds in the Field, for use by Licensee in obtaining Regulatory Approval for the Licensed Products in the Field in the Territory. Licensee shall have a right of access, a right of reference and a right to use and incorporate all such data, results, communications and other information for purposes of obtaining Regulatory Approval of the Licensed Products in the Field in the Territory.
3.5Diligence. Licensee shall [***].
3.6Trademarks. As between Licensor and Licensee, Licensee shall have the sole authority to select trademarks for the Licensed Compounds and/or Licensed Products and shall own all such trademarks.
3.7Reports. Licensee will keep Licensor reasonably informed about Licensee commercialization activities for the Licensed Product by providing Licensor at least once every [***] with a written report summarizing significant events in the commercialization of the Licensed Product.
Article 4
ROYALTIES AND PAYMENT TERMS
4.1Consideration for Grant of Rights.
(a)Upfront Payment. In consideration of the licenses and rights granted to Licensee hereunder, Licensee shall pay to Licensor a nonrefundable license issue fee in the amount of twenty million dollars ($20,000,000) as follows: (i) fifteen million dollars ($15,000,000) paid by Licensee to Licensor pursuant to the Amendments prior to the Amended and Restated Agreement Effective Date (the receipt of which Licensor hereby acknowledges) are hereby credited towards the payment due under this Section 4.1(a); and (ii) the balance of five million dollars ($5,000,000) which shall be payable no later than [***].
(b)Milestone Payments. As further consideration for Licensor’s grant of the rights and licenses hereunder, Licensee shall pay or cause to be paid to Licensor the following nonrefundable amount(s) after achievement of the corresponding development or sales milestone event. For each development milestone event, Licensee shall notify Licensor in writing within [***] after achievement of each such development milestone event and Licensor shall issue Licensee an invoice for the amount of the corresponding development milestone payment, which Licensee shall pay within [***] following its receipt thereof. Upon the achievement of each sales milestone event, Licensee shall notify Licensor of such achievement no more than [***] after Licensee files with the U.S. Securities and Exchange Commission its Form 10-Q or Form 10-K for the calendar quarter during which such achievement occurred. Upon receipt of such notice, Licensor shall issue Licensee an invoice for the amount of the corresponding sales milestone payment, which Licensee shall pay within [***] following its receipt thereof.

Development Milestones	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
Sales Milestones in the United States	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

For avoidance of doubt, the foregoing milestone payment shall be payable only once, upon the first achievement of the milestone event.
(c)Running Royalties. As further consideration for Licensor’s grant of the rights and licenses hereunder, Licensee shall pay to Licensor tiered, marginal royalties as a percentage of Net Sales of Licensed Products sold by Licensee and its Affiliates where such sale then would infringe any Valid Claims contained in the Licensed Patent Rights absent the license grant in this Agreement, as follows. By way of illustration, assume in a year that the annual Net Sales of a Licensed Product is $[***], the total royalty payments shall be calculated as the sum of [***].

Annual Net Sales	Royalty Rates
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(i)No Multiple Royalties. If the manufacture, use or sale of any Licensed Product is claimed or covered by more than one of the Licensed Patent Rights, multiple royalties shall not be due.
(ii)Duration of Royalty Obligations. The royalty obligations set forth in Section 4.1(c) shall continue on a country-by-country basis as to each Licensed Product until the last of [***] years [***].
(iii)Royalty Adjustment. [***].
(iv)Royalty Reports. [***].
(d)Sublicense Net Revenue Sharing. As further consideration for Licensor’s grant of the rights and licenses hereunder, Licensee shall pay to Licensor [***] of any such Sublicense Net Revenue received by Licensee from each Sublicensee in connection with the development and/or commercialization of a Licensed Product, including with respect to upfront payments, milestone payments and running royalties, within [***] after the receipt of such funds by Licensee.
(e)Method of Payment. All payments under this Agreement should be made payable to “[***]” and sent to the address identified in Section 12.1.
(f)Payments in U.S. Dollars. All payments due under this Agreement shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last business day of the calendar quarter of the applicable calendar quarter. Such payments shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government-imposed fees or taxes, except as permitted in the definition of Net Sales.
4.2Records. Licensee shall maintain, and shall cause its Affiliates and Sublicensees to maintain, complete and accurate records relating to amounts payable to Licensor in relation to this Agreement. The relevant entity shall retain such records for at least [***] years following the end of the calendar year to which they pertain, during which time a certified, independent public accountant selected by Licensor and reasonably acceptable to Licensee shall have the right, at Licensor’s expense, to inspect such records during normal business hours to verify any reports and payments made or compliance in other respects under this Agreement. In the event that any audit performed under this Section 4.2 reveals an underpayment in excess of [***], Licensee shall bear the full out-of-pocket cost of such audit. If such an audit reveals an underpayment or overpayment, the Party responsible for making payment shall remit any amounts due to the other Party the amount of the underpayment or overpayment discovered unpaid under this Section 4.2 within [***] of receiving notice thereof from the other Party.

Article 5
INTELLECTUAL PROPERTY
5.1New Inventions. As between the Parties, [***] and in connection with the research, Development and/or Exploitation of Licensed Products, whether or not patented or patentable, and any and all Patent Rights and other intellectual property rights with respect thereto.
5.2Responsibility for Licensed Patent Rights. Licensor hereby appoints Licensee as its agent to prepare, file, prosecute, maintain and defend in all agency proceedings (e.g., reissues, reexaminations, inter partes review, oppositions, interferences and other post-grant proceedings originating in a patent office) all of the Licensed Patent Rights during the Term. Promptly after the Amended and Restated Agreement Effective Date, Licensor shall provide complete copies of the prosecution histories of the Licensed Patent Rights to Licensee. Licensee shall copy Licensor on all patent prosecution documents and give Licensor reasonable opportunities to advise Licensee on such filing, prosecution and maintenance. In the event Licensee desires to abandon any patent or patent application within such Licensed Patent Rights, Licensee shall provide Licensor with reasonable prior written notice of such intended abandonment or decline of responsibility. If Licensor elects to continue such patent or patent application, the Parties shall consult and Licensee may elect to retain responsibility therefor. Otherwise, the right to prepare, file, prosecute, maintain and defend the relevant Licensed Patent Rights, at Licensor’s expense, shall revert to Licensor, provided that any such Licensed Patent Rights shall continue to be subject to the license and other rights granted to Licensee hereunder. For clarity, Licensor shall retain the sole right to prepare, file, prosecute, maintain and defend all [***] at Licensor’s sole expense.
5.3Patent Extensions and Orange Book Listings. If elections with respect to obtaining patent term extensions (including any available pediatric extensions) or supplemental protection certificates or their equivalents in any country with respect to the Licensed Patent Rights are available, Licensee shall have the sole and exclusive right to make any such elections. With respect to data exclusivity periods (such as those periods listed in the FDA’s Orange Book (including any available pediatric extensions) or periods under national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 or orphan exclusivity periods, and all equivalents in any country), Licensee shall have the sole and exclusive right to seek and maintain all such data exclusivity periods available for the Licensed Products. With respect to all of the rights and activities identified in this Section 5.3, Licensor hereby appoints Licensee as its agent for such purposes with the authority to act on Licensor’s behalf with respect to such Licensed Patent Rights in a manner consistent with this Agreement.
Article 6
INFRINGEMENT
6.1Notification of Infringement. Each Party agrees to provide written notice to the other Party promptly after becoming aware of any infringement, misappropriation or other violation of the Licensed Patent Rights by a Third Party and of any available evidence thereof.
6.2Right to Prosecute Infringements.
(a)Licensee Right to Prosecute. Licensee shall have the first and exclusive right, but not the obligation, under its own control and at its own expense, to prosecute any Third Party infringement, misappropriation or other violation of the Licensed Patent Rights, subject to Sections 6.5 and 6.6. The total cost of any such infringement action commenced or defended solely by Licensee shall be borne by Licensee.
(b)Licensor Right to Prosecute. If (a) after having been notified of any alleged infringement that is material and competitive in the marketplace Licensee does not act promptly and diligently either (i) to persuade the alleged infringer to desist or (ii) to bring and prosecute an infringement action, or (b) within [***] years after having been notified of any alleged infringement that is material and competitive in the marketplace Licensee is unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, then Licensor shall have the right, but shall not be obligated, under its own control and at its own expense, to prosecute any infringement of the Licensed Patent Rights.
6.3Defense of Third Party Actions. If a Third Party asserts a claim (including a declaratory judgment action) naming Licensor or Licensee or any of its Affiliates or Sublicensees as a defendant and alleging either (i) invalidity, unenforceability or non-infringement of any Licensed Patent Rights, or (ii) infringement of a third party patent based on actions taken under the licenses granted in this Agreement (each a “Third Party IP Claim”), then, Licensee or Licensor, as the case may be, shall promptly notify the other Party in writing and Licensee may elect, upon written notice to Licensor within [***] after receiving or giving notice of the commencement of such action, to take over the sole control of such action at its own expense. If Licensee does not defend any such action, then Licensor shall have the right, but shall not be obligated, to defend such action at Licensor’s expense.
6.4Offset. Licensee may offset a total of [***] of any expenses incurred in connection with: (i) actions under Section 6.2(a) and (ii) Third Party IP Claims, against any payments due to Licensor under Article 4 up to a maximum offset amount of [***], provided that with respect to clause (ii), any such Third Party IP Claims are attributable to the Licensed Compound claimed or covered by the Licensed Patent Rights.
6.5Recovery. In the event that either Party exercises the rights conferred in this Article 6 and recovers any damages or other sums in such action, such damages or other sums recovered shall first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith (including attorneys’ fees and, in the case of Licensor, including any offsets made pursuant to Section 6.4). If such recovery is insufficient to cover all such costs and expenses of both Parties, the controlling Party’s costs shall be paid in full first before any of the other Party’s costs. If after such reimbursement any funds shall remain from such damages or other sums recovered, such funds shall be retained by the Party that controlled the action or proceeding under this Article 6; provided, however, that (a) if Licensee is the Party that controlled such action or proceeding, Licensor shall receive out of any such remaining recovery received by Licensee an amount equal to royalties payable hereunder by treating such remaining recovery as “Net Sales” hereunder and (b) if Licensor is the Party that controlled such action or proceeding, the remaining recovery received by Licensor shall be retained in full by Licensor.
6.6Cooperation. Each Party agrees to cooperate in any action under this Article 6 which is controlled by the other Party, including joining such action as a party plaintiff if necessary or desirable for initiation or continuation of such action; provided that the controlling Party reimburses the cooperating Party promptly for any reasonable costs and expenses incurred by the cooperating Party in connection with providing such assistance.
6.7Patent Certifications. Licensor shall notify and provide Licensee with copies of any allegations of alleged patent invalidity, unenforceability or non-infringement of a Patent Right pursuant to a Paragraph IV Patent Certification by a Third Party filing an Abbreviated New Drug Application, an application under §505(b)(2) or any other similar patent certification by a Third Party, and any foreign equivalent thereof. Such notification and copies shall be provided to Licensee within [***] after Licensor receives such certification.
Article 7
INDEMNIFICATION AND INSURANCE
7.1Indemnification By Licensee. Licensee shall indemnify Licensor, its Affiliates, and their respective directors, officers, employees and agents (collectively, the “Licensor Indemnitees”), and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all liability suits, investigations, claims or demands by Third Parties (collectively, “Third Party Claims”) arising out of [***].
7.2Indemnification by Licensor. Licensor shall indemnify Licensee, its Affiliates and Sublicensees, and their respective directors, officers, employees and agents (collectively, the “Licensee Indemnitees”), and defend and hold each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims to the extent arising from or occurring as a result of or in connection with [***], except to the extent that such Losses arise out of or result from (i) the gross negligence or willful misconduct of a Licensee Indemnitee, or (ii) Licensee’s breach of any obligation, representation, warranty or covenant in this Agreement.
7.3Indemnification Procedure. To be eligible to be indemnified as described in this Article 7, each of the indemnitees seeking to be indemnified shall provide the indemnifying Party with prompt notice of any claim (with a description of the claim and the nature and amount of any such loss) giving rise to the indemnification obligation pursuant to Section 7.1 or 7.2, as the case may be, and the exclusive ability to defend such claim (with the reasonable cooperation of the indemnitee(s)). Each indemnitee shall have the right to retain its own counsel, at its own expense, if representation by the counsel of the indemnifying Party would be inappropriate due to actual or potential differing interests between such indemnitee(s) and the indemnifying Party. Neither the indemnitee(s) nor the indemnifying Party shall settle or consent to the entry of any judgment with respect to any claim for losses for which indemnification is sought without the prior written consent of the other (not to be unreasonably withheld or delayed); provided however, that the indemnifying Party shall have the right to settle or compromise any claim for losses without such prior written consent if the settlement or compromise provides for a full and unconditional release of the indemnitee(s) and is not materially prejudicial to any indemnitee’s rights.
7.4Insurance. Each Party shall have and maintain such types and amounts of liability insurance as is normal and customary in the industry generally for parties similarly situated and shall upon request provide the other Party with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto.
Article 8
REPRESENTATIONS, WARRANTIES AND COVENANTS
8.1Representations and Warranties of the Parties. Each of Licensee and Licensor hereby represents and warrants that, as of the Amended and Restated Agreement Effective Date:
(a)Corporate Existence and Power. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated by this Agreement, including the right to grant the rights granted hereunder.
(b)Authority and Binding Agreement. (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms.
(c)Debarment. It has not used prior to the Amended and Restated Agreement Effective Date and will not use, during the Term, any officer, director, employee, agent or independent contractor who has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority. Upon request by a Party and subject to applicable laws, the other Party agrees to provide a list of persons, including such Party’s officers, directors, employees, agents and independent contractors used to perform the services or work provided under any activities conducted for or on behalf of such Party or any of its Affiliates pursuant to this Agreement who, within the [***] years preceding the Amended and Restated Agreement Effective Date, or subsequent to the Amended and Restated Agreement Effective Date, were or are convicted of one of the criminal offenses enumerated in section 306 of the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. 301 et seq., or subject to similar sanction of any other Regulatory Authority.
8.2Further Representations by Licensor. Licensor hereby further represents, warrants and covenants (as applicable) as follows:
(a)Exhibit B. Exhibit B accurately identifies all patents and patent applications Controlled by Licensor as of the Amended and Restated Agreement Effective Date that relate to the Licensed Compound, Licensed Know-How and/or are necessary or useful for the research, development, manufacture, use or sale of any Licensed Product.
(b)Licensed IP. As of the Amended and Restated Agreement Effective Date, (i) Licensor is the sole and exclusive owner of the entire rights, title and interest in and to all Licensed Patent Rights and Licensed Know-How within the Licensed IP free of any encumbrance, lien or claim of ownership by any Third Party, (ii) Licensor or its Affiliates have timely paid all filing and renewal fees payable with respect to the Licensed Patent Rights, and (iii) Licensor has complied with all applicable laws, including any duties of candor to applicable patent offices, in connection with the filing, prosecution and maintenance of the Licensed Patent Rights.
(c)Sufficient Rights. Licensor represents that it has the full and legal rights and authority to license the Licensed IP to Licensee.
(d)No Conflict. Licensor has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to Licensee under this Agreement, and has not taken and shall not take any action that would in any way prevent it from granting the rights granted to Licensee under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to Licensee under this Agreement. Its performance and execution of this Agreement does not and shall not result in a breach of any other contract to which it is a party. It is aware of no action, suit, inquiry or investigation instituted by any Third Party that threatens the validity of this Agreement.
(e)No Other Agreements. There are no agreements (including any licenses), written or oral, granting any licenses or other rights to (or from) Licensor (or any of its Affiliates) relating to the Licensed IP, Licensed Compounds or Licensed Products, except for licenses granted to contract research organizations or contract manufacturing organizations operating on behalf of Licensor.
(f)No Claims. No Third Party has any license, option or other rights or interest in or to the Licensed IP. Licensee has not received, nor is aware, of any claims or allegations (including threatened interference actions or oppositions) that a Third Party has any right or interest in or to the Licensed IP or that any of the Licensed Patent Rights are invalid or unenforceable.
(g)Assignments. As of the Amended and Restated Agreement Effective Date, Licensor has secured from all employees, consultants, contractors and other persons who have contributed to the creation or invention of any of the Licensed IP a written agreement assigning to Licensor all rights to such creations, inventions or Licensed IP.
(h)Validity and Enforceability. Licensor is not aware of the existence of any facts that could form the basis for the invalidation or unenforceability of the Licensed Patent Rights.
(i)Third-Party Activities. As of the Amended and Restated Agreement Effective Date and to Licensor’s knowledge, there are no activities by Third Parties that would constitute infringement or misappropriation of the Licensed IP (in the case of pending claims, evaluating them as if issued).

(j)Third Party Intellectual Property. To Licensor’s knowledge as of the Amended and Restated Agreement Effective Date, no intellectual property rights of any Third Party were infringed or misappropriated during the creation of the Licensed IP or would be infringed or misappropriated by the practice of the Licensed IP.
(k)Inventors. Licensor has obtained from all inventors of Licensed Patent Rights owned by Licensor valid and enforceable agreements assigning to Licensor each such inventor’s entire right, title and interest in and to all such Licensed Patent Rights.
(l)[***].
(m)Further Assurances. Licensor shall perform all acts reasonably requested by Licensee to assure that the Licensed IP shall be licensed to Licensee to the extent provided for herein.
8.3Disclaimer of Warranties. EXCEPT AS OTHERWISE BE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER WARRANTIES CONCERNING LICENSED IP OR ANY OTHER MATTER WHATSOEVER, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR ARISING OUT OF COURSE OF CONDUCT OR TRADE CUSTOM OR USAGE, AND EACH PARTY DISCLAIMS ALL SUCH EXPRESS OR IMPLIED WARRANTIES.
8.4Limitation of Liability. EXCEPT WITH RESPECT TO A CLAIM FOR INDEMNIFICATION PURSUANT TO ARTICLE 7 OR A CLAIM FOR FRAUD OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER.
Article 9
CONFIDENTIALITY
9.1Definition. During the Term and subject to the terms and conditions of this Agreement, a Party (a “Disclosing Party”) may communicate to another Party (a “Receiving Party”) information in connection with this Agreement or the performance of its obligations hereunder, whether in oral, written, graphic, or electronic form, which information may include scientific and manufacturing information and plans, marketing and business plans, and financial and personnel matters relating to a Party or its present or future products, sales, suppliers, customers, employees, investors or business (collectively, “Confidential Information”). For clarity, disclosures made under the Confidentiality Agreement prior to the Amended and Restated Agreement Effective Date are hereby deemed to have been made during the Term and are in all respects subject to this Article 9.
9.2Exclusions. Notwithstanding the foregoing, information of a Disclosing Party shall not be deemed Confidential Information with respect to a Receiving Party for purposes of this Agreement if such information:
(i)was already known to the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality or non-use, at the time of disclosure by the Disclosing Party;
(ii)was generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or was otherwise part of the public domain, at the time of its disclosure to the Receiving Party;

(iii)became generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or otherwise became part of the public domain, after its disclosure to the Receiving Party through no fault of or breach of its obligations under this Article 9 by the Receiving Party;
(iv)was disclosed to the Receiving Party other than under an obligation of confidentiality or non-use, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or
(v)was independently discovered or developed by the Receiving Party or any of its Affiliates, as evidenced by their written records, without the use of, and by personnel who had no access to, Confidential Information of the Disclosing Party.
9.3Disclosure and Use Restriction. Except as expressly provided herein, the Parties agree that, during the Term and for [***] years thereafter, the Receiving Party shall keep completely confidential and shall not publish or otherwise disclose to any Third Party and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information of the Disclosing Party. Further, neither Licensor nor its Affiliates will disclose to Third Parties any Confidential Information solely related to any Licensed Compound or Licensed Product, including a method of making or using the same, to any Third Party without the prior written consent of Licensee.
9.4Authorized Disclosure.
(a)Each Party may disclose Confidential Information of the other Party to the extent such disclosure is:
(i)reasonably necessary to prosecute or defend litigation with respect to this Agreement;
(ii)reasonably necessary to comply with applicable laws, governmental regulations or court orders;
(iii)reasonably necessary for the prosecution or enforcement of Patent Rights relating to Licensed Products or for regulatory filings for Licensed Products;
(iv)in the case of Licensee as the disclosing Party, pursuant to Licensee’s exercise of its license pursuant to Section 2.1;
(v)to such Party’s officers, directors, employees, consultants, contractors, Affiliates, licensees, or Sublicensees who are bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 9; or
(vi)to existing or potential acquirers or merger candidates, investment bankers, existing or potential investors, venture capital firms or other financial institutions or investors for purposes of obtaining financing, each of whom prior to disclosure is bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 9 (but may be of shorter duration).
(b)In the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 9.4(a) it shall, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use commercially reasonable efforts to secure confidential treatment of such information.
9.5Terms of Agreement. The Parties agree that the terms of this Agreement are the Confidential Information of Licensee, subject to the special authorized disclosure provisions set forth in Section 9.4 and this Section 9.5. Notwithstanding the foregoing, a Party may make any filings of this Agreement or otherwise disclose the terms of this Agreement as required by law or regulation in any country so long as it uses its reasonable efforts to obtain confidential treatment for portions of this

Agreement as available, consults with the other Party, and permits the other Party to participate, to the extent practicable, in seeking a protective order or other confidential treatment.
9.6Return of Confidential Information. Upon termination or expiration of this Agreement, or earlier if so agreed in writing by the Parties, the Receiving Party shall either return all copies of the Confidential Information it may have received or be deemed to have received from the other Party, or destroy in a secure manner all such copies of the Confidential Information if so instructed by the other Party except (a) to the extent of a continuing license in favor of the Licensee as the Receiving Party; and (b) for one (1) copy which may be retained for the purpose of establishing that Party’s compliance with its obligations under this Agreement.
9.7Use of Name. Neither Party may make public use of the other Party’s name except (a) in connection with announcements and other permitted disclosures relating to this Agreement and the activities contemplated hereby, (b) as required by applicable laws, and (c) otherwise as agreed in writing by such other Party.
9.8Public Disclosures. Licensor may not make any press release or public announcements regarding the Development or Exploitation of Licensed Products under this Agreement, without the prior written consent of Licensee. Neither Party shall have the right to make press releases or public announcements regarding this Agreement or the terms of this Agreement without the prior written consent of the other Party. Subject to the foregoing sentence, Licensee shall have the right to make press releases or public announcements regarding the Development and/or Exploitation of Licensed Products, and in connection with which acknowledge (subject to Section 9.7) that the Licensed Compounds and/or Licensed Products were licensed in from an unaffiliated entity, without the prior written consent of Licensor. In addition, Licensor acknowledges that Licensee intends to issue a press release including the terms of transaction following the Amended and Restated Agreement Effective Date and Licensor hereby consents to the issuance of such press release, including the use of Licensor’s name in the press release.
Article 10
TERMINATION
10.1Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with this Article 10, shall remain in effect on a country-by-country and Licensed Product-by-Licensed Product basis until the expiration of the Royalty Term for such Licensed Product (the “Term”). The Term can be extended by Parties’ mutual agreement. Upon expiration of this Agreement, [***].
10.2Voluntary Termination by Licensee. Licensee shall have the right to terminate this Agreement, for any reason, upon at least [***] prior written notice to Licensor if such termination is to be effective [***], such notice to state the date in the future upon which termination is to be effective, which date shall be after the minimum notice period as provided in this Section 10.2.
10.3Termination for Material Breach.
(a)Any material failure by a Party (the “Breaching Party”) to comply with any of its material obligations contained in this Agreement (such failure, a “Material Breach”) shall entitle the other Party (the “Non-Breaching Party”) to give to the Breaching Party written notice specifying the nature of the Material Breach, requiring the Breaching Party to cure such Material Breach.
(b)If such Material Breach is not cured within [***] after the receipt of notice pursuant to Section 10.3(a) above, the Non-Breaching Party shall be entitled to terminate this Agreement on written notice to the Breaching Party and without prejudice to any of its other rights conferred on it by this Agreement; provided that if a Material Breach (other than for non-payment) cannot reasonably be cured within such [***] period and the Breaching Party promptly delivers a plan to cure such Material

Breach (reasonably acceptable to the Non-Breaching Party) and uses commercially reasonable efforts to implement such plan, then the cure period shall be extended for so long as the Breaching Party is using commercially reasonable efforts to cure such Material Breach (up to a maximum cure period of one hundred [***] from the date of initial notice); further provided, however, if a Material Breach by Licensee arises as a result of a breach by a Sublicensee of the terms of a sublicense, Licensee shall have [***] to cure such Material Breach, which cure will be deemed achieved by the termination of such sublicense; provided, moreover, that if the Breaching Party disputes the existence of a Material Breach, the matter shall be submitted for resolution in accordance with Article 11, and the Breaching Party shall not have the right to terminate this Agreement unless and until a final decision of Material Breach is rendered under Article 11 and the Breaching Party fails to cure such Material Breach within [***] thereafter.
10.4Effect of Expiration or Termination.
(a)Survival. The following provisions shall survive the expiration or termination of this Agreement: Article 1, Article 7, Article 8, Article 9, Article 11 and Article 12, and Section 2.1(a) (subject to Section 10.1 (the last sentence)), Section 5.1, Section 10.4, Section 10.5 and Section 10.6.
(b)Survival of Certain Sublicenses. Upon termination of this Agreement by Licensor pursuant to Section 10.3, upon Licensee’s request, any sublicense granted by Licensee shall survive and shall automatically be assigned by Licensee to Licensor such that such sublicense becomes a direct license between Licensor and the applicable Sublicensee on the same terms and conditions as those set forth in this Agreement, to the extent applicable to the rights granted by Licensee to such Sublicensee, provided that such sublicense was granted in accordance with the terms of Section 2.2 and that such Sublicensee is in compliance with the terms of the sublicense agreement and agrees to comply with all applicable terms of this Agreement.
(c)Inventory. Upon the early termination of this Agreement, Licensee and its Affiliates and Sublicensees may complete and sell any work-in-progress and inventory of Licensed Products that exist as of the effective date of termination, provided that (i) Licensee pays Licensor the applicable running royalty or other amounts due on such sales of Licensed Products in accordance with the terms and conditions of this Agreement, and (ii) Licensee and its Affiliates and Sublicensees shall complete and sell all work-in-progress and inventory of Licensed Products within [***] after the effective date of termination.
(d)Option to Continue In-Lieu of Termination for Licensor Material Breach. If Licensee has the right to terminate this Agreement under Section 10.3 as a result of any uncured Material Breach, it may elect (at its sole discretion) not to exercise such termination right, in which case this Agreement shall continue in full force and effect, except as follows:
(i)Each milestone payment, royalty payment or Sublicensee net revenue sharing payment under Sections 4.1(b), 4.1(c) and 4.1(d) respectively that become due thereafter shall be reduced by [***] after applying all applicable deductions and reductions to such payments permitted under this Agreement.
(ii)The Parties acknowledge and agree that the remedies set forth in this Section 10.4(d) are reasonable remedies, in lieu of Licensee’s exercise of its termination right, for the occurrence of any of the circumstances for which Licensee has the right to terminate this Agreement under Section 10.3. If Licensee elects to accept the remedies set forth in this Section 10.4(d) in lieu of its exercise of its termination right, such remedies shall be Licensee’s sole remedy for Licensor’s Material Breach.
(e)Expiration or termination of this Agreement for any reason shall not relieve either Party of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration.
10.5Reversion.

(a)Notice. Within [***] following the effective date of termination of this Agreement by Licensee pursuant to Section 10.2 or Section 10.3 Licensor may provide written notice to Licensee that Licensor desires to have all or any portion of this Section 10.5 apply (the “Reversion Notice”). Effective upon receipt of such Reversion Notice (such date, the “Reversion Date”) then the corresponding provisions of this Section 10.5 apply with respect to all Licensed Product.
(b)Reversion Rights. Licensee hereby (i) grants to Licensor a worldwide, exclusive, transferable, royalty-bearing license (with rights to sublicense through multiple tiers), under all Patent Rights arising under Section 5.1 Controlled by Licensee or its Affiliates as of the effective date of termination that are directed specifically to the Licensed Product, (ii) grants to Licensor a non-exclusive, worldwide, royalty-bearing license (with rights to sublicense through multiple tiers) under all know-how arising under Section 5.1 Controlled by Licensee or its Affiliates as of the effective date of termination that is necessary or reasonably useful to Exploit the Licensed Product, and (iii) effective as of the Reversion Date, [***] (collectively, the “Reversion IP”), subject to a commercially reasonable reversion royalty in the Field in the Territory, in each case (i) and (ii), to Exploit the Licensed Product; provided that, as a condition to the grant of any license to Licensor under any Reversion IP that is Controlled but not owned by Licensee or its Affiliates, Licensor shall agree in writing to (A) comply with any Third Party agreement that provides Licensee or its Affiliates the right to grant such license and (B) make any payments due to any Third Party under such Third Party agreement that arise from Licensor’s practice of such Reversion IP in connection with the Licensed Product. If requested by Licensor, the Parties will discuss in good faith the possibility of including in such Reversion IP rights to a Combination Product. Sections 4.1(c), 4.1(d), 4.1(e), 4.1(f) and 4.2 shall apply mutatis mutandis to such reversion royalty in the reversion license. The Parties shall promptly negotiate towards a reversion license agreement containing such a license grant to the foregoing Reversion IP, the reversion royalty rate and royalty terms described in the immediately prior sentence, and access to or an assignment of other rights, data, and materials as are reasonably necessary to permit Licensor to exploit the Licensed Product in the Field in the Territory. [***].
10.6Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Licensor are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that Licensee shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of any proceeding relating to bankruptcy, insolvency, receivership, arrangement, liquidation or dissolution with respect to Licensor and/or the debts of the Licensor under any existing or future law of any jurisdiction, including but not limited to the U.S. Bankruptcy Code and/or Cayman Islands law, Licensee shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to Licensee and all embodiments of such intellectual property, which, if not already in Licensee’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon Licensee’s written request therefor, unless Licensor elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by Licensor upon written request therefor by Licensee.

Article 11
DISPUTE RESOLUTION
11.1Mandatory Procedures. The Parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Article 11, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement. If either Party fails to observe the procedures of this Article 11, as may be modified by their written agreement, the other Party may bring an action for specific performance of these procedures in any court of competent jurisdiction.

11.2Equitable Remedies. Although the procedures specified in this Article 11 are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, either Party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.
11.3Dispute Resolution Procedures. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding confidential arbitration in accordance with the International Chamber of Commerce (“ICC”) Arbitration Rules, and the procedures set forth below. In the event of any inconsistency between the ICC Arbitration Rules and the procedures set forth below, the procedures set forth below shall control. Judgment upon the award rendered by the arbitrators may be enforced in any court having jurisdiction thereof.
(a)The location of the arbitration shall be in New York City, New York. Licensor and Licensee hereby irrevocably submit to the exclusive jurisdiction and venue of the ICC International Court of Arbitration panel selected by the Parties and located in New York City, New York, for any dispute regarding this Agreement, and to the exclusive jurisdiction and venue of the federal and state courts located in the State of New York for any action or proceeding to enforce an arbitration award or as otherwise provided in Section 11.3(e), and waive any right to contest or otherwise object to such jurisdiction or venue.
(b)The arbitration shall be conducted by a panel of three (3) neutral arbitrators who are independent and disinterested with respect to the Parties, this Agreement, and the outcome of the arbitration. Each Party shall appoint one (1) neutral arbitrator, and these two arbitrators so selected by the Parties shall then select the third (3rd) arbitrator, and all arbitrators must have at least [***] years’ experience in mediating or arbitrating cases regarding the same or substantially similar subject matter as the dispute between Licensor and Licensee. If one Party has given written notice to the other Party as to the identity of the arbitrator appointed by the Party, and the Party thereafter makes a written demand on the other Party to appoint its designated arbitrator within the next [***], and the other Party fails to appoint its designated arbitrator within [***] after receiving said written demand, then the arbitrator who has already been designated shall appoint the other two (2) arbitrators.
(c)The arbitrators shall decide any disputes and shall control the process concerning these pre-hearing discovery matters. Pursuant to the Rules of ICC, the Parties may subpoena witnesses and documents for presentation at the hearing.
(d)Prompt resolution of any dispute is important to both Parties; and the Parties agree that the arbitration of any dispute shall be conducted expeditiously. The arbitrators are instructed and directed to assume case management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the dispute.
(e)The arbitrators may grant any legal or equitable remedy or relief that the arbitrators deem just and equitable, to the same extent that remedies or relief could be granted by a state or federal court, provided however, that no punitive damages may be awarded. No court action shall be maintained seeking punitive damages. The decision of any two (2) of the three (3) arbitrators appointed shall be binding upon the Parties. Notwithstanding anything to the contrary in this Agreement, prior to or while an arbitration proceeding is pending, either Party has the right to seek and obtain injunctive and other equitable relief from a court of competent jurisdiction to enforce that Party’s rights hereunder.
(f)The expenses of the arbitration, including the arbitrators’ fees, expert witness fees, and attorney’s fees, may be awarded to the prevailing Party, in the discretion of the arbitrators, or may be apportioned between the Parties in any manner deemed appropriate by the arbitrators. Unless and until the arbitrators decide that one Party is to pay for all (or a share) of such expenses, both Parties shall share equally in the payment of the arbitrators’ fees as and when billed by the arbitrators.

(g)Notwithstanding the foregoing, any disputes arising hereunder with respect to the inventorship, validity, enforceability or other aspect of intellectual property rights shall be resolved by a court of competent jurisdiction and not by arbitration.
(h)Except as set forth below and as necessary to obtain or enforce a judgment upon any arbitration award, the Parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrators. Notwithstanding the foregoing, the Parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, actual or potential collaborators or corporate partners of Licensee, actual or potential acquirors of Licensee, and others who may be directly affected provided that such persons are bound to keep such information confidential. Additionally, if a Party has stock which is publicly traded, the Party may make such disclosures as are required by applicable securities laws, but shall use commercially reasonably efforts to seek confidential treatment for such disclosure.
11.4Performance to Continue. Each Party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a Party may suspend performance of its undisputed obligations during any period in which the other Party fails or refuses to perform its undisputed obligations.
11.5Statute of Limitations. The Parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in Section 11.3 are pending. The Parties shall cooperate in taking any actions necessary to achieve this result.
Article 12
MISCELLANEOUS
12.1Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the Parties:
    If to Licensor:
                XWPharma Limited

[***]
Attention: [***]
Email: [***]

With a copy (which shall not constitute notice) to:
Cooley LLP
55 Hudson Yards
New York, NY 10001-2157
Attention: [***]
Email: [***]

    If to Licensee:
Flamel Ireland Limited
                10 Earlsfort Terrace
                Dublin 2
                D02 T380 Ireland
                Attention: [***]
                Fax:
With email copy to: [***]
All notices under this Agreement shall be deemed effective upon receipt. A Party may change its contact information immediately upon written notice to the other Party in the manner provided in this Section 12.1.
12.2Governing Law. This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York, without regard to conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.
12.3Assignment. Without the prior written consent of the other Party hereto (which may be granted at the other Party’s discretion), neither Party shall sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that each Party may assign or transfer this Agreement or any of its rights or obligations hereunder without the consent of the other Party (a) to any Affiliate of the assigning Party; or (b) to any Third Party in connection with a change of control, merger, consolidation, stock sale or sale or transfer of all or substantially all of the Party’s assets to which this Agreement relates, or other similar transaction or series of transactions. Any purported assignment or transfer in violation of this Section 12.3 shall be void ab initio and of no force or effect. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.
12.4Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate. Further, upon written request by Licensee, a separate agreement shall be created and signed between the Parties and such Affiliate to address any tax or other corporate needs of Licensee; provided that, any such agreement is substantially consistent with the terms of this Agreement.
12.5Force Majeure. Neither Party shall be responsible for delays resulting from causes beyond the reasonable control of such Party, including fire, explosion, flood, war, strike, or riot, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

12.6Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both Parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.
12.7Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the Parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the Parties fail to reach a modified agreement within [***] after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 11. While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the Parties.
12.8Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein. Except under Sections 7.1 and 7.2, there are no express or implied third party beneficiaries hereunder.
12.9Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and assigns.
12.10Counterparts; Facsimiles. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument. Facsimile or PDF execution and delivery of this Agreement by either Party shall constitute a legal, valid and binding execution and delivery of this Agreement by such Party.
12.11Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.
12.12Interpretation. The captions and headings to this Agreement are for convenience only and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (e) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;” (f) provisions that require that a Party or the Parties hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter or otherwise; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; and (i) the word “law” (or “laws”) when used herein means any applicable, legally binding statute, ordinance, resolution, regulation, code, guideline, rule, order, decree, judgment, injunction, mandate or other legally binding requirement of a government entity, together with any then-current modification, amendment and re-enactment thereof, and any legislative provision substituted therefor.

12.13Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to its subject matter and, as of the Amended and Restated Agreement Effective Date, supersedes all prior agreements or understandings between the Parties relating to its subject matter, whether oral or written, regarding such subject matter, including the Confidentiality Agreement and the Original Agreement. For clarity, this Agreement has been executed by the Parties as of the Amended and Restated Agreement Effective Date, with the Parties’ mutual intent that on the Amended and Restated Agreement Effective Date, the Original Agreement shall be amended and restated in its entirety by this Agreement. For further clarity, the terms and conditions of the Original Agreement apply to the period between the Effective Date and the Amended and Restated Agreement Effective Date. Except as specified herein, no waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

XWPharma Limited                    Flamel Ireland Limited

By:    /s/ James Huang                By:    /s/ Rosemarie Tully
Name: James Huang                    Name:     Rosemarie Tully
Title: Executive Chairman                Title: President

EXHIBIT A
LICENSED COMPOUND
[***]

EXHIBIT B
PATENT RIGHTS
[***]

EXHIBIT C
LICENSED KNOW-HOW
[***]

EXHIBIT D
QUANTITIES OF LICENSED COMPOUNDS TO BE TRANSFERRED
[***]

EXHIBIT E
MANUFACTURING TECHNOLOGY TRANSFER

[***]